UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 30, 2014 (December 29, 2014)
HEALTHWAYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
701 Cool Springs Boulevard Franklin, Tennessee		37067
(Address of principal executive offices)		(Zip Code)

(615) 614-4929
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.  Entry into a Material Definitive Agreement.
Credit Agreement Amendment
On December 29, 2014, Healthways, Inc. (the "Company") entered into a Fifth Amendment to Fifth Amended and Restated Revolving Credit and Term Loan Agreement (the "Credit Agreement Amendment"), which amends the Fifth Amended and Restated Revolving Credit and Term Loan Agreement, dated June 8, 2012, as amended (the "Fifth Amended Credit Agreement"), among the Company, certain lenders, SunTrust Bank, as Administrative Agent, and certain other agents and arrangers. The Credit Agreement Amendment excludes from the calculation of consolidated EBITDA for any period that includes a fiscal quarter ending on or before December 31, 2015, up to $5,000,000 (in the aggregate during the term of the Fifth Amended Credit Agreement) of accounting charges attributable to the settlement or other satisfaction of litigation liabilities and the incurrence of related expenses.
In addition, the Credit Agreement Amendment amends the Fifth Amended Credit Agreement to provide for the following:
●	Net cash proceeds from asset sales and recovery events aggregating in excess of $10 million in any fiscal year must be deposited in a deposit account maintained with or subject to a control agreement in favor of the Administrative Agent pending reinvestment or application to the payment of obligations under the Fifth Amended Credit Agreement.
●	The maximum amount of incremental (accordion) indebtedness under the Fifth Amended Credit Agreement was reduced from $200 million to $100 million.
●	Acquisitions aggregating in excess of $150 million during the term of the Fifth Amended Credit Agreement require the consent of lenders holding greater than 50% of the commitments and loans, as applicable.
●	New York courts (and federal courts in New York) will have exclusive jurisdiction for litigation relating to the Fifth Amended Credit Agreement.
The foregoing description of the Credit Agreement Amendment is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Plastipak Dispute
The Company believed it was prudent to enter into the Credit Agreement Amendment in light of pending legal proceedings.  The Company has previously disclosed certain legal proceedings to which it is a party in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 ("Form 10-Q"), including a contractual dispute with Plastipak Packaging, Inc. ("Plastipak").   Subsequent to the filing of the Form 10-Q on November 7, 2014, the trial for the Plastipak dispute was set for January 26, 2015.   In connection with the trial, the parties have reached an agreement in principle to waive their respective rights to a jury trial and to stipulate that the judge will render a judgment in favor of Plastipak of not less than $3 million and not more than $14 million upon conclusion of the trial.   Consistent with applicable accounting guidance, the Company established in the fourth quarter of 2014 an accrued liability related to the Plastipak proceeding in the amount of $3 million.   The Company intends to vigorously defend itself at trial, but no assurance can be given that the ultimate liability in the case will not exceed the $3 million accrued liability.  The Company's guidance for 2014 earnings per diluted share provided in connection with its earnings release for the third quarter ended September 30, 2014 did not include the $3 million accrued liability as the agreement to waive a jury trial and stipulations regarding the range of possible judgments were reached subsequent to both the earnings release and Form 10-Q filing events. However, the Company's guidance for 2014 non-GAAP adjusted earnings per diluted share as provided in its earnings release for the third quarter ended September 30, 2014 remains unchanged as the Company does not include charges relating to legal proceedings in its non-GAAP adjusted earnings per diluted share.
Item 8.01.  Other Events.
The information set forth above under "Item 1.01. Plastipak Dispute" is hereby incorporated by reference into this Item 8.01.
Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits:
Exhibit 10.1	Credit Agreement Amendment, dated December 29, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHWAYS, INC.

By:	/s/ Alfred Lumsdaine
Alfred Lumsdaine
Chief Financial Officer
Date:  December 30, 2014

EXHIBIT INDEX
Exhibit 10.1	Credit Agreement Amendment, dated December 29, 2014